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                                                                    Exhibit A
                                                                    ---------

                           CERTIFICATE OF AMENDMENT

                                      OF

                                ECHOCATH, INC.

                          Pursuant to Title 14 A:9-4
                             Corporations, General

                           of the New Jersey Statutes

         Echocath, Inc., a corporation organized and existing under and by virtue of the laws of the State of New Jersey (the "Corporation"), DOES HEREBY CERTIFY that:

         First:    The name of the Corporation is:  Echocath, Inc.

         Second: The amendment to the Certificate of Incorporation effected hereby is as follows:

         By adding a new Article IX to the Certificate of Incorporation in its present form in the following form:

                                   Article IX
                         Series B Cumulative Convertible
                                 Preferred Stock

         1. Designation. There is hereby established a series of Preferred Stock which is designated as "Series B Cumulative Convertible Preferred Stock" (referred to herein as the "Series B Cumulative Convertible Preferred Stock").

         2. Authorized Number. The number of shares constituting Series B Cumulative Convertible Preferred Stock shall be 280,000.

         3. Dividends. Holders of shares of Series B Cumulative Convertible Preferred Stock shall be entitled to dividends equal to $ .0675 per share per quarter. Said dividend shall be payable on May 1, August 1, November 1 and February 1 to the extent that the Corporation has earnings and funds legally available to pay such dividend. To the extent that the Company does not have earnings or funds are not legally available to pay a dividend, then such amount shall be accrued as a liability on the books of the Corporation and be cumulative for the benefit of the shareholder. If a dividend on the Common Stock is declared by the Board of Directors, the Board of Directors shall simultaneously declare a dividend on the Series B Cumulative Convertible Preferred Stock in an amount per share equal to (a) the product of (i) the dividend per share of Common Stock, multiplied by (ii) the number of shares of Common Stock into which all of the outstanding Series B Cumulative Convertible Preferred Stock could then be converted, divided by (b) the number of Series B Cumulative Convertible Preferred Stock then outstanding, and rounded to the nearest cent, each such determination to be made as of the record date for the determination of the dividend. If a dividend is declared by the Board of Directors on any other class or series of stock, the Board of Directors shall simultaneously declare a dividend on the Series B Cumulative Convertible Preferred Stock in an amount per share equal to the dividend per share of such other class or series of stock. The term "dividend," when used in this Section 3, shall refer to any dividend which is not a stock dividend described in
Section 8 (d) hereof.





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         4. Liquidation. Upon any liquidation,  dissolution or winding up of the
Corporation, whether voluntary or involuntary, the holders of the shares of Series B Cumulative Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any Common Stock or any other class or series of stock ranking junior to the Series B Cumulative Convertible Preferred Stock as to distribution of assets upon liquidation, to be paid an amount equal to $5.00 per share (the "Original Purchase Price"), plus an amount equal to all unpaid dividends, without interest, which have been declared on such outstanding shares of Series B Cumulative Convertible Preferred Stock prior to the date of the liquidation payment, such amounts being sometimes referred to as the "Liquidation Payment." If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series B Cumulative Convertible Preferred Stock of the Corporation shall be insufficient to permit payment to the holders of Series B Cumulative Convertible Preferred Stock of the entire amount of the Liquidation Payment, then the entire assets of the Corporation available for distribution to the stockholders shall be distributed ratably among the holders of Series B Cumulative Convertible Preferred Stock in proportion to the full amounts to which they are respectively entitled, and the holders of the Common Stock shall in no event be entitled to participate in the distribution of said assets in respect of their shares. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series B Cumulative Convertible Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation shall be distributed pro rata among the holders of Common Stock based on the number of shares of Common Stock held by each such holder. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payment and the place where said Liquidation Payment shall be payable, shall be given by mail, postage prepaid, not less then thirty (30) days prior to the payment date stated therein, to the holders of record of Series B Cumulative Convertible Preferred Stock, such notice to be addressed to each such holder at his post office address as shown by the records of the Corporation.

         A consolidation or merger of the Corporation with or into any other entity or entities, or a sale, transfer, exchange or other disposition of all or substantially all of the assets of the Corporation, shall not be deemed, for the purposes of this Section 4, to be a liquidation, dissolution, or winding up of the Corporation and such holders shall deliver their shares of Series B Cumulative Convertible Preferred Stock to the Corporation in exchange for the distribution to be made.

         5. Optional Conversion. Any or all of the shares of Series B Cumulative Convertible Preferred Stock shall be convertible at any time and from time to time, at the option of each holder of record thereof, into fully paid and nonassessable shares of Class A Common Stock of the Corporation upon surrender to the Corporation of the certificate or certificates representing the Series B Cumulative Convertible Preferred Stock to be converted; and, upon receipt by the Corporation of such surrendered certificate or certificates with any appropriate endorsement thereon as may be prescribed by the Board of Directors, such holder shall be entitled to receive a certificate or certificates representing the shares of Class A Common Stock into which such shares of Series B Cumulative Convertible Preferred Stock are convertible. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Cumulative Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposed as the record holder or holders of such shares of Class A Common Stock as of such date. The basis for such conversion shall be the "conversion rate" in effect at the time of conversion, which for the purposes hereof shall mean the number of shares of Class A Common Stock issuable for each share of Series B Cumulative Convertible Preferred Stock surrendered for conversion. For the calendar years 1997 through 1999, the conversion rate shall be 1 share of Class A Common Stock for each 1.2 shares of Series B Cumulative Convertible Preferred Stock being converted; Thereafter, the conversion rate shall be 1 share of Class A Common Stock issuable for each 1.3 shares of

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Series B Cumulative  Convertible  Preferred Stock and such conversion rate shall be subject to adjustment as provided in Section 8 below. In connection with effecting any transfer to the Corporation for cancellation of any Series B Cumulative Convertible Preferred Stock upon conversion of the same into Class A Common Stock, if any fractional interest in a share of Class A Common Stock would be deliverable upon such conversion of Series B Cumulative Convertible Preferred Stock, the Corporation shall pay in lieu of such fractional share an amount equal to the "conversion price" (as defined in the following sentence) of such fractional share (computed to the nearest one thousandth of a share) in effect at the close of business on the date of conversion. As used herein, the term "conversion price" shall be an amount computed by dividing $5.00 by the conversion rate then in effect. During the calendar years 1997 through 1999, the conversion price shall be $6.00 per share; thereafter the conversion price shall be $6.50 per share. The Board of Directors of the Corporation shall at all times reserve a sufficient number of authorized but unissued shares of Class A Common Stock, which shall be issued only in satisfaction of the conversion rights and privileges aforesaid. Any shares of Series B Cumulative Convertible Preferred Stock which have been converted shall be canceled and not reissued.

         6. Issue Taxes. The Corporation shall pay all issue taxes (other than any taxes measured by the income of any person or entity other than the Corporation), if any, incurred in respect of the issue of shares of Class A Common Stock on conversion. If a holder of shares surrendered for conversion specifies that the shares of Class A Common Stock to be issued on conversion are to be issued in a name or names other than the name or names in which such surrendered shares stand, the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Class A Common Stock to the name of another, and if the appropriate transfer taxes shall not have been paid to the Corporation or the transfer agent for the Series B Cumulative Convertible Preferred Stock at the time of surrender of the shares involved, the shares of Class A Common Stock issued upon conversion thereof may be registered in the name or names in which the surrendered shares were registered, despite the instructions to the contrary.

         7. Redemption at the Option of Corporation. (a) If the Class A Common Stock of the Corporation trades for 30 consecutive trading days at a price of $9.00 per share or more and the average daily trading volume of the shares is at least 5,000 shares, the Corporation may, upon written Notice of Redemption as provided below, redeem shares of Series B Cumulative Convertible Preferred Stock out of funds legally available therefore, at the option of the Corporation, as a whole, or from time to time, in part for cash at the "Redemption Price". If less than all the outstanding shares of Series B Cumulative Convertible Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by the Corporation and shall be either (i) selected by lot in such manner as the Board of Directors may determine, or (ii) a pro-rata proportion of the shares of Series B Cumulative Convertible Preferred Stock of all holders of Series B Cumulative Convertible Preferred Stock.

                  (b) If full  cumulative  dividends  on the Series B Cumulative
Convertible Preferred Stock have not been paid, the Series B Cumulative Convertible Preferred Stock may not be redeemed in part and the Corporation may not purchase or acquire any shares of the Series B Cumulative Convertible Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Cumulative Convertible Preferred Stock.

                  (c) If a Notice  of  Redemption  has been  given  pursuant  to
Section 7(d) and if, on or before the Redemption Date, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, on the Redemption Date dividends shall cease to accrue on the shares of

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Series B Cumulative Convertible Preferred Stock to be redeemed, and at the close of business on the Redemption Date the holders of such shares shall cease to be stockholders with respect to such shares and shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the rights to receive moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares evidenced thereby shall no longer be outstanding.

                  (d) Not less than 30 nor more than 60 days before any Redemption Date, written Notice of Redemption shall be given by mail, postage prepaid, to holders of record of the Series B Cumulative Convertible Preferred Stock, such notice to be addressed to each such stockholder at his post office address as shown by the records of the Corporation, specifying the number of shares to be redeemed, the Redemption Price and the date and place of such redemption.

                  (e) The Series B Cumulative Convertible Preferred Stock to be redeemed on the Redemption Date shall be redeemed by making a Cash Payment Per Share as presented in the table below plus an amount equal to all unpaid dividends which have been earned on the outstanding shares of Series B Cumulative Convertible Preferred Stock prior to the Redemption Date, such amounts being herein sometimes referred to as the "Redemption Price."

         For Redemption Dates prior to December 31, 1999, the Cash Payment Per Share is $7.50.

         For Redemption Dates subsequent to December 31, 1999 and prior to December 31, 2000, the Cash Payment Per Share is $9.00.

         For Redemption Dates subsequent to December 31, 2000, the Cash Payment Per Share is $12.00.

                  (f) Each holder of outstanding shares of Series B Cumulative Convertible Preferred Stock called for redemption may convert those shares into Class A Common Stock as provided herein at any time prior to the Redemption Date.

         8. Adjustment of Conversion Price and Conversion Rate. The number and kind of securities issuable upon the conversion of the Series B Cumulative Convertible Preferred Stock, the conversion price and the conversion rate shall be subject to adjustment from time to time upon the happening of certain events as follows:

                  (a) Reorganization, Reclassification. In the event of a reorganization, share exchange, or reclassification, other than a change in par value, or from no par value to par value or a transaction described in subsection (b) or (c) below, each share of Series B Cumulative Convertible Preferred Stock shall, after such reorganization, share exchange or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Corporation to which the holder of Series B Cumulative Convertible Preferred Stock would have been entitled if the holder had held the Class A Common Stock issuable upon conversion of his Series B Cumulative Convertible Preferred Stock immediately prior to such reorganization, share exchange, or reclassification.

                  (b) Consolidation, Sale or Merger. In the event of a consolidation, sale or merger to which the Corporation is a party, each share of Series B Cumulative Convertible Preferred Stock shall after such consolidation, sale or merger, be convertible into the kind and number of shares of stock and/or other securities, cash or other property to which the holder of such share of Series B Cumulative Convertible Preferred Stock would have been entitled if the holder had held the Class A Common Stock issuable upon conversion of his share of Series B Cumulative Convertible Preferred Stock immediately prior to such consolidation, sale or merger.

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                  In  the  event  that  the  holders  of  Series  B   Cumulative
Convertible Preferred Stock determine that the security proposed to be issued in a consolidation, sale or merger is materially less favorable than the value of the Preferred Stock acquired herein, the sole remedy of the holder shall be to force the Corporation to redeem the holder's Series B Cumulative Convertible Preferred Stock at a redemption price equal to $7.50 in cash. Any dispute as to whether the security to be issued to the holder is materially less favorable than the holder's Series B Cumulative Convertible Preferred Stock shall be settled by arbitration in accordance with Commercial Arbitration Rules of the American Arbitration Association now in effect (the "AAA Rules"), conducted by one arbitrator either mutually agreed upon by the parties or chosen in accordance with AAA Rules. Costs and expenses of the arbitrator shall be divided
equally  between  the  parties.   Reasonable   attorneys  fees  related  to  the
arbitration shall be borne as determined by the arbitrator. Judgment upon the awarded rendered by the arbitrator may be entered in any court having jurisdiction thereof.

                  (c) Subdivision or Combination of Shares. In case outstanding shares of Class A Common Stock shall be subdivided or combined, the conversion price shall be proportionately reduced, in case of subdivision of such shares, as of the effective date of such subdivision, or as of the date a record is taken of the holders of Class A Common Stock for the purpose of so subdividing, whichever is earlier, or shall be proportionately increased, in case of combination of such shares, as of the effective date of such combination, or as of the date a record is taken of the holders of Class A Common Stock for the purpose of so combining, whichever is earlier.

                  (d) Stock Dividends. In case shares of Class A Common Stock are issued as a dividend or other distribution on the Class A Common Stock, then the conversion price shall be adjusted, as of the date a record is taken of the holders of Class A Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the date of such payment or other distribution), to that price determined by multiplying the conversion price in effect immediately prior to such payment or other distribution by a fraction (i) the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately prior to such dividend or other distribution, and (ii) the denominator of which shall be the total number of shares of Class A Common Stock outstanding immediately after such dividend or other distribution.

                  (e) Adjustment of Conversion Rate. Upon each adjustment of the conversion price under the provisions of this Section 8, the conversion rate shall be adjusted to an amount determined by dividing $5.00 by such adjusted conversion price so that the product of (w) the adjusted conversion price multiplied by (x) the number of shares of Common Stock then issuable upon conversion shall equal the product of (y) the conversion price immediately prior to the adjustment of conversion price multiplied by (z) the number of shares of Common Stock issuable upon conversion immediately prior to the event giving rise to such adjustment.

                  (f) Other  Provisions  Applicable  to  Adjustments  Under this
Section.   The  following  provisions  will  be  applicable  to  the  making  of adjustments in conversion price hereinabove provided in this Section 8.

                           (i)  Treasury Shares. The number of shares of  Common
Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the corporation.

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                           (ii)  Certain  Definitions.   For  purposes  of  this
Section 8:

                                    (a) The term "Common  Stock" shall be deemed
to mean (i) the Class A Common Stock, no par value, and (ii) The Class B Common Stock, no par value and (iii) the stock of the corporation of any class, or series within a class, whether now or hereafter authorized, which has the right to participate in the distribution of either earnings or assets of the Corporation without limit as to the amount or percentage.

                           (iii)   Minimum  Adjustment.  No  reduction  of   the
conversion price shall be made if the amount of any such reduction would be an amount less than $.05, but any such amount shall be carried forward and reduction with respect thereof shall be made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

                  (g) Notices of Adjustments. Whenever the conversion rate and conversion price is adjusted as herein provided, an officer of the Corporation shall compute the adjusted conversion rate and conversion price in accordance with the foregoing provisions and shall prepare a written instrument setting forth such adjusted conversion rate and conversion price and showing in detail the facts upon which such adjustment is based, and such written instrument shall promptly be delivered to the record holders of the Series B Cumulative Convertible Preferred Stock.

         9. Notices of Record Dates and  Effective  Dates.  In case at any time:
(a) the Corporation shall declare a dividend (or any other distribution) on the Common Stock payable otherwise than in shares of Common Stock; or (b) the Corporation shall authorize the granting to the holders of Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or any other rights; or (c) of any reorganization, share exchange or reclassification of the capital stock of the Corporation (other than a subdivision or combination of outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is party or of the sale, lease or exchange of all or substantially all of the property of the Corporation; or
(d) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then the Corporation shall cause to be mailed to the record holders of the Series B Convertible Preferred Stock at least twenty (20) days prior to the applicable record date or effective date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution or rights are to be determined or (ii) the date of which such reclassification, reorganization, share exchange, consolidation, merger, sale, lease, exchange, dissolution, liquidation or winding up, is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, share exchange, consolidation, liquidation, merger, sale, lease, exchange, dissolution or winding up.

         10. Voting Rights.

                  (a) Holders of Series B Cumulative Convertible Preferred Stock shall be entitled to notice of any stockholders' meeting. Except as otherwise provided herein or required by law, at any annual or special meeting of the Corporation's stockholders, or in connection with any written consent in lieu of any such meeting, each outstanding share of Series B Cumulative Convertible Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Class A Common Stock into which such share of Series B Cumulative Convertible Preferred Stock is then convertible (calculated by rounding any fractional share down to the nearest whole number). Initially, each share of Series B Cumulative

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Convertible  Preferred Stock shall have one vote.  Except as otherwise  required herein or by law, the Series B Cumulative Convertible Preferred Stock and the Class A Common Stock shall vote together on each matter submitted to the stockholders, and not by separate class or series.

                  (b) For as long as any shares of Series B Cumulative Convertible Preferred Stock are outstanding, then, in addition to any other vote or consent of stockholders provided by law or by the Corporation's Certificate of Incorporation, the affirmative vote or written consent of the holders of a majority of the Series B Cumulative Convertible Preferred Stock then outstanding, voting as a separate class, shall be necessary or effective to validate:

                           (i)  any  amendment,  alteration  or  repeal  of  any
provision of, or addition of any provision to, the Corporation's Certificate of Incorporation, in the event that such action would alter or change the powers, preferences or special rights of the Series B Cumulative Convertible Preferred Stock; or

                           (ii)  the   authorization  of  the  increase  in  the
authorized amount of shares of Series B Cumulative Convertible Preferred Stock, or the creation of, or the increase in the authorized amount of, any shares of any class or series, or any security convertible into shares of any class or series, ranking senior to or on a parity with the Series B Cumulative Convertible Preferred Stock in the distribution of assets on liquidation, or in the payment of dividends or otherwise.

                  The foregoing amendment to the Certificate of Incorporation of the Corporation was adopted by the Board of Directors of the Corporation on February 7, 1997 in the manner prescribed by the New Jersey Business Corporation Act.

                  IN  WITNESS   WHEREOF,   the   Corporation   has  caused  this
Certificate to be executed on its behalf by its President as of this 27th day of February, 1997.


                                             ECHOCATH, INC.


                                             By:
                                                 -----------------------------
                                                 Frank DeBernardis, President


                                      - 7 -


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